                                                                EXHIBIT 10.8

                                 MEDICAL DOCTOR
                              EMPLOYMENT AGREEMENT


        This EMPLOYMENT AGREEMENT (the "Agreement") is entered into this _____ day of _____________________________, 199___, between ________, a __________
corporation ("Employer"), and _______, an individual or professional corporation ("Employee").

                                   RECITALS

         A. Employer is a professional corporation which provides healthcare services in the State of __________ at the office located at _______________ the ("Office"). Employer wishes to employ Employee, an individual who is actively practicing and is duly licensed to provide medical services in the State of __________, as an employee to treat the patients of the Office, subject to the rules thereof and the standards of the profession in effect in the State where the Office is located.

         B. Employee is willing to be employed by Employer, and Employer is willing to employ Employee, all in accordance with the terms, covenants and conditions hereinafter set forth.

         C. Employee is willing to be employed by Employer and perform all duties and services incident to his position, and such other duties as may be prescribed by the Board of Directors of the Company from time to time.

         NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained, the parties hereto agree as follows:


1.       NATURE OF EMPLOYMENT


         1.1      Engagement.  Employer does hereby employ and engage
Employee as a Doctor of Medicine at the Office. Employee shall provide services within the parameters regulating professionals in the State in which the Office is located, as established in applicable federal and State local statutes, rules, regulations and ethical standards; perform such other duties as customarily are performed by a professional holding such a position.

         1.2 Promotion Of Services. Employee shall exercise best efforts to promote the Office and the services rendered therein to the extent permitted by law, the applicable canons of professional ethics and the policies and procedures of Employer.

         1.3 Application Form. Employee will complete and timely submit an Credentialing Application provided to Employee by Employer.

         1.4 Call Schedule. Employee shall be available at all reasonable times as mutually agreed upon by Employee and Employer and shall be "on call" and capable of being available via phone or fax within one (1) hour after being called by Employer during established "on call" time periods.

         1.5 Insurance Coverage. Employee shall, during the term of this Agreement, be and remain qualified for insurance coverage under a policy or policies of professional liability malpractice insurance with a nationally recognized insurance carrier, under terms acceptable to Employer. Employee shall provide and maintain, or cause to be provided and maintained, during the term of this Agreement, professional liability malpractice coverage with a nationally recognized insurance carrier, under terms acceptable to Employer, in an aggregate amount of not less than one million dollars ($1,000,000.00) per occurrence and three million dollars ($3,000,000.00) annual aggregate. Such insurance shall be purchased by Employee, naming and insuring Employee, Employer and the officers and directors of Employer, jointly and severally, from and against any and all liability, costs, damages, expenses and attorneys' fees resulting from or attributable to professional acts and/or omissions of Employee at or through the Office as authorized under the terms of this Agreement.

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         1.6      Working Hours.  Employee shall devote Employee's best
efforts to the practice of medicine pursuant to the terms of this Agreement. Standard working hours for Employee at the Office shall be as follow:

                  Day                       Time

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                           -----------------------------------
                           -----------------------------------

         1.7 Additional Employment. The Employee shall devote his best efforts to the practice of medicine pursuant to the terms of this Agreement. The Employer may, during the term of this Agreement, otherwise engage in the practice of medicine outside of the Company, provided that such practice does not interfere with Employee's abilities to discharge Employee's obligations under this Agreement.

         1.8 Personal Services Contract. This is a personal services contract between the parties, and, as a result, Employee may not assign or delegate any rights, duties or obligations established herein without the prior written consent of Employer, which consent may be withheld in Employer's sole and absolute discretion. Employer may assign this Agreement, in whole or in part, in its sole and absolute discretion without the consent of Employee.

2.       MANNER OF PERFORMANCE

         2.1 Performance Standards. Employee agrees that Employee shall at all times faithfully, industriously and to the best of Employee's ability, perform all of the duties required hereunder to the reasonable satisfaction of Employer. Such duties shall be rendered at the Office as hereinabove set forth, and at such other place or places as Employer shall in good faith require. Employee agrees to comply with all standards established by or on behalf of Employer for the purpose of attempting to ensure the quality of patient care provided in or through the Office.

         2.2      Not Applicable

         2.3      Not Applicable

         2.2 Management of Practice. Employee recognizes, acknowledges and agrees that Employer's professional practice is managed by Complete Wellness Centers, Inc. ("Manager") pursuant to that certain Management Agreement between Employer and Manager ("the Management Agreement"), the general provisions of which have been made known to Employee, and Employee will abide by the terms and conditions contained therein to the extent that such terms are known by Employee and directed to the provision of professional services at the Office. In addition, several of the management services have been subcontracted to ____________("Clinic Manager"). As part of the Management Agreement, the Manager and the Clinic Manager shall provide and maintain, or cause to be provided and maintained, during the term of this Agreement, such facilities, equipment and supplies as it deems necessary for the performance by the Employer of the duties required under this Agreement.

         2.3      Rules  and  Regulations.   Employee shall observe and comply
with all rules, regulations, policies, procedures and protocols of Employer and shall faithfully carry out the orders and directions of its officers and directors. Employee acknowledges and agrees that Employer has final authority with regard to the acceptance of patients and the fees to be charged to such patients with respect to professional services rendered at or through the Office.

         2.4      Claims  Processing.  Employee shall cooperate with
Employer in providing information, data, documents and forms needed to process bills, charges or claims arising out of the professional services rendered to patients at the Office.

         2.5 Utilization Review and Quality Assurance. Employee shall practice in a manner consistent with, and remain subject to, any utilization or quality assurance review processes which Employer may institute in regard to its


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practice.

         2.6 Medical Records. Employee shall maintain adequate and complete records in regard to services rendered to patients. Upon the expiration or termination of this Agreement, Employer shall retain all patient records and charts, provided that copies thereof shall be made available to Employee and the patient in accordance with law and prudent medical practice in order to permit the continuity of patient care and protect the confidentiality of patient medical information.

         2.7 Patient Consent. Prior to undertaking any treatment regimen or implementing any treatment plan, Employee shall examine the patient to determine that the procedure(s) provided thereby are suitable; where necessary, inform the patient of the nature of the risks of and alternatives to such procedure(s); where appropriate, secure authorization and consent to such action and obtain for Employer's files such written consents and forms as may be required by federal, state and local law or prudent medical practice.

         2.8 Patient Accounts. All patients shall be and remain the patients of Employer, provided that Employee shall exercise independent responsibility for the care and treatment of such individuals to the extent professional services are rendered pursuant to this Agreement. In the event any patient is deemed by operation of law or otherwise to be a patient of Employee, Employee shall and hereby does (i) irrevocably assign all accounts receivable from the treatment of such individuals to Employer, and (ii) irrevocably appoint Employer as the agent and true and lawful attorney-in-fact, with full power of assignment and substitution, to bill patients on Employee's behalf; to collect accounts receivable from all payors; and to take possession of and endorse in Employee's name all notes, drafts or instruments received by way of payment for such services (except where prohibited by law or regulation). Employer shall perform, either itself or pursuant to an agreement with another individual or entity, billing and collections for all services provided by Employee. The Employee hereby authorizes the Employer to accept, on behalf of the Employee, any assignment of insurance benefits (e.g., Medicare, Blue Cross/Blue Shield, etc.) from the Employee pursuant to this Agreement. At the request of the Employer, Employee shall list and designate with such insurance or other third party payor programs the address of the Employer, to the attention of such office(s) of the Employer as the Employer shall designate, or such other address at the Employer may designate, as the sole addressee to which all payment(s) or payment voucher(s) for services performed by the Employee shall be mailed. This Agreement shall constitute an assignment by the Employee to the Employer for all funds owing or collected for services rendered by the Employee pursuant to this Agreement, and the Employee shall take all additional steps reasonably requested by the Employer to assist in the billing and collection of funds due for services rendered by the Employee. All funds collected with respect to services provided pursuant to this Agreement shall be the exclusive property of the Employer.

         2.9 Independent Judgment. Although Employee is an employee of Employer under the terms of this Agreement, Employee shall retain independent discretion and exercise independent judgment in the manner and means of providing services in regard to the diagnosis and treatment of patients treated at the Office. Employee is under the control of Employer as to the results of his work and not as to the means by which such results are accomplished.

3.       TERM

         3.1 Term. Except as otherwise provided herein, the term of this Agreement shall be for a period of days (the "Initial Term"), unless terminated as hereinafter provided, and thereafter automatically shall renew for successive one-year terms unless earlier terminated as provided for herein.

         3.2      Not Applicable

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4.       COMPENSATION AND BENEFITS

         4.1 Compensation. Employee shall be compensated at a rate of $ dollars per hour, payable, as earned every other Friday, one week in advance, during the term of this Agreement. The Employee Compensation shall be subject to increase at any time, in Employer's sole discretion based upon Employee's level of performance under the terms of this Agreement and such other relevant factors as Employer may reasonably apply.

         4.2      Not Applicable

         4.3      Not Applicable

         4.4 Sole Benefits. Employee acknowledges that the compensation and benefits established pursuant to this Section shall be the sole consideration provided by Employer for the services provided under the terms of this Agreement. Employee shall not solicit or accept payment from any patient, government entitlement program or third party payor for services rendered pursuant to this Agreement.

         4.5      Reimbursement.  Expenses incurred by Employee on
Employer's behalf at Employer's written direction shall be reimbursed in full where approved in advance. In the event an expense paid on behalf of, or reimbursement contributed to, Employee is determined not to be an allowable tax deduction or credit of Employer and such determination is acceded to by Employer or rendered final by the State or federal taxing authority or court with final jurisdiction, Employee shall forthwith, upon ten (10) days' prior written notice and without regard to whether this Agreement shall then be terminated, reimburse Employer for the full amount of the out-of-pocket loss incurred by Employer as a result of any such disallowance.

5. NONDISCLOSURE OF INFORMATION CONCERNING CONFIDENTIAL BUSINESS INFORMATION, PATIENT RECORDS AND TRADE SECRETS

         5.1      Employee  Position.   Employee recognizes that Employee's
position with Company requires considerable responsibility and trust, and, in reliance on Employee's loyalty, the Company may entrust Employee with highly sensitive confidential, restricted and proprietary information involving Trade Secrets and Confidential Information.

         5.2 Trade Secrets and Confidential Information. For the purposes of this Agreement, a "Trade Secret" is any scientific or technical information, design, process, procedure, formula or improvement that is valuable and not generally known to competitors of the Company. "Confidential Information" is any data or information, other than Trade Secrets, that is important, competitively sensitive, and not generally known by the public, including, but not limited to, the Company's initial development plans, bidding and pricing procedures, market strategies, internal performance statistics, financial data, confidential personnel information concerning employees of the Company, supplier data, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The terms "Trade Secret" and "Confidential Information" shall not apply to information which is (i) already in Employee's possession at the time of employment (unless such information was used in connection with formulating the Company's initial business plan, obtained by Employee from the Company or was obtained by Employee in the course of Employee's employment by the Company), (ii) received by Employee from a third party with no restriction on disclosure, or (iii) required to be disclosed by any applicable law.

         5.3 Confidential Information. Employee acknowledges and agrees that he will have access to certain confidential information and trade secrets of the Employer and that such information constitutes valuable, special and unique property of Employer. Employee further acknowledges and agrees that Employee will not, at any time during or after the term hereof, in any fashion, form, or manner, either directly or indirectly, divulge, disclose or communicate to any person, firm, or corporation, in any manner whatsoever, the terms and conditions of this Agreement or any information of any kind, nature or description concerning any matters affecting or relating to the business of the Employer, including, without limiting the foregoing, the names of patients, the prices which Employer pays for goods or services or at which it provides services or sells products or goods, Employer's manner of operation referring services or

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business of the Employer, plans or processes, or any other data or information of any kind, nature or description which affects or relates to Employer's business, without regard to whether any or all of the foregoing would be deemed confidential information or a trade secret under applicable State law ("Confidential Information").



         5.4      Patient Information.  Employee agrees that:

                  5.4.1 all patient names, addresses, telephone numbers, files, and records (collectively, "Patient Records") are and shall remain in the custody and control of Employer, and, except as necessary and permitted for insurance or other purposes directly related to the operation of the Office or proper patient care, or as authorized by law or patient consent, Employee shall not remove, copy, transfer, or transmit to any person, natural or corporate, any Patient Records at any time;

                  5.4.2 each Patient Record has a reasonable value to Employer of $5,000.00, and for each record, or any portion thereof, which Employee attempts to obtain and/or actually does obtain in contravention of this Section, the sum of $5,000.00 shall be paid to Employer as liquidated damages. The referenced sum shall be due and payable immediately upon the date of the violation or attempted violation of this Section, with such sum to bear interest at the maximum allowable legal rate from the due date to the actual date of payment in full; and

                  5.4.3 an actual or attempted violation of any provision of this Section by Employee, either directly or indirectly, shall be grounds for immediate termination of this Agreement.

         5.5 Injunctive Relief. Employee recognizes and agrees that a violation of any of the provisions contained in this Section may cause irreparable damage and substantial loss to the goodwill of the Employer to Employer. The knowledge of the Employee of these matters would enable the Employee, upon termination of this Agreement, to compete with the Corporation. The exact amount of such damage of which may be impossible to ascertain, and that, for such reason, among others, Employer shall be entitled to an injunction without the necessity of posting bond therefor in order to restrain any further violation of such provisions. Such right to an injunction shall be in addition to, and not in limitation of, any other rights and remedies Employer may have against Employee, whether in law or equity, otherwise available under the terms of the is Agreement or under federal, state and local statutes, rules and regulation, including, but not limited to, the recovery of damages. The terms and conditions of this Section shall survive termination of this Agreement.

6.       COVENANT NOT TO COMPETE

         6.1       Not Applicable

         6.2       Not Applicable

         6.3       Not Applicable

7.       COVENANT NOT TO SOLICIT

         Not Applicable


8.       REPRESENTATIONS AND WARRANTIES

         8.1 Representations and Warranties. Employee represents and warrants that he or she:

                  8.1.1 is and shall remain at all times during the term of this Agreement a professional licensed to provide services in the State in which the Office is located;

                  8.1.2 is not subject to any restriction that would prohibit entering into this Agreement, is fully able

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to perform each of the terms, conditions and covenants hereof, and is not restricted or prohibited from entering into or performing any of the terms or conditions hereof; and

                  8.1.3 is able to execute and perform under this Agreement without violating or breaching any agreement between Employee and any other person or entity.

         8.2 Accuracy of Representations. Employee acknowledges and agrees that the truth and accuracy of the representations and warranties contained herein constitute a condition precedent to Employer's obligation to provide compensation pursuant to the terms and conditions of this Agreement.

         8.3 Cooperation In Dispute Resolution. Employee recognizes that certain disputes may arise between Employer and third parties, the resolution of which may require the cooperation of Employee, including, but not limited to, Employee's providing factual information and giving depositions and testimony in judicial and administrative proceedings. Employee shall, during the term hereof and at all times after termination, cooperate with Employer to allow it to advance its position with respect to such disputes. Employer shall pay Employee UP TO $250 per day for such assistance and to reimburse Employee for all out-of-pocket expenses incurred in connection with such cooperation, provided that Employee obtains Employer's agreement in advance so to do and provides Employer with an itemized written account of such reimbursable expenses. The terms and conditions of this Section shall survive termination of this Agreement.

9.       INDEMNITY

         Employee hereby agrees to indemnify, defend and hold Employer harmless from and against any and all costs, losses, claims, demands and liabilities, including reasonable attorneys' fees and costs, which arise out of or relate to any breach by Employee of any of the terms or conditions of this Agreement; any negligent or intentional wrongful act of Employee; any act or omission of Employee which constitutes professional negligence; or any other act of Employee not authorized under the terms of this Agreement. If Employer or any of its shareholders or affiliates is made a party to any litigation or obligation or otherwise incurs any loss or expense as a result of Employee's activities unconnected with Employer's business at the Office, Employee shall forthwith upon demand reimburse Employer or such individuals for any and all expenses incurred as a result thereof. The terms and conditions of this Section shall survive termination of this Agreement.

10.      TERMINATION

         10.1 Termination By Employer. Employer shall have the right to terminate Employee's employment hereunder forthwith upon, or at any time after, the occurrence of one or more of the following events:

                  10.1.1 Nonperformance of Employee's duties as an Employee for whatever reason, including Employee's disability for which Employer can make no reasonable accommodation. The term "disability" shall mean, for purposes of this Agreement, the inability of Employee to perform full-time regular duties as contemplated hereunder on account of a physical or mental condition for a period of 30 consecutive days, but shall exclude infrequent and temporary incapacity due to ordinary illness;

                  10.1.2   Employee's theft or other act of dishonesty;

                  10.1.3   The death of Employee;

                  10.1.4 The attempt by Employee to alienate, encumber, sell, transfer, assign, hypothecate or pledge to any person, natural or corporate, shares of stock of Employer, if then holding any, without the Employer's express written consent or in violation of law or in a manner prohibited by the Articles of Incorporation of Employer, the Bylaws of Employer, the Staff Bylaws, the shareholder agreements affecting the shares of stock of the Employer, or the provisions of this Agreement;

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                  10.1.5   The inability of Employee to qualify for malpractice
insurance upon terms acceptable to, with an insurance carrier approved by, Employer as required herein;

                  10.1.6 A determination by Employer that Employee has acted in a manner contrary to the canons of professional ethics or the provisions of the Staff Bylaws or the Management Agreement, as such provisions or documents may be modified from time to time;

                  10.1.7   The unlawful harassment of other employees
(including sexual harassment) or the conviction of Employee of a felony or other crime involving moral turpitude;

                  10.1.8   The abuse of drugs or alcohol;

                  10.1.9 The suspension, revocation or cancellation of the Employee's right to practice as a professional in the State in which services are provided hereunder;

                  10.1.10 The discovery by Employer that any of the information contained in the Credentialing Application is incorrect or false as of the date of completion;

                  10.1.11 The material breach by Employee of any of the provisions, representations, warranties or covenants established herein, or the repeated failure by Employee to comply with the policies and procedures of Employer or observe the orders and directions of its officers and directors;

                  10.1.12 A material adverse change in the business or economic prospects of Employer, as determined in Employer's discretion;

                  10.1.13 Upon the provision of thirty (30) days' prior written notice;

                  10.1.14  Not Applicable

                  10.1.15  Not Applicable

                  10.1.16  Not Applicable

         10.2 Termination By Employee. Thereafter, Employee may terminate this Agreement on thirty (30) days' prior written notice. Employee agrees that if Employee breaches this Section, Employee will be liable, in addition to any other rights and remedies at law, for all of Employer's lost profits as a result of the breach, the costs incurred in obtaining the personnel necessary to staff the Office as a proximate cause of the breach, and attorneys' fees incurred as a result of any legal action brought to enforce the terms of this Agreement.

         10.3 Duties Upon Termination. Employee hereby irrevocably agrees to return to Employer any and all copies of forms, documents or records which contain Confidential Information forthwith upon termination of this Agreement. Employer shall, as of the effective date of termination of this Agreement, be released of any responsibility or obligation hereunder except payment of compensation and benefits accrued to the effective date of such termination.

11.      POST-TERMINATION DUTIES

         11.1     Not Applicable

         11.2     Not Applicable

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12.      MISCELLANEOUS

         12.1     Not Applicable

         12.2     Enforcement.  Employer and Employee acknowledge that
Employee will be providing services hereunder which are of a personal, special, unique, unusual and extraordinary character. In recognition thereof, Employee agrees that, under certain circumstances, a breach of this Agreement cannot reasonably be compensated in damages and that Employer shall, under such circumstances, be entitled to injunctive relief. However, no remedy made available by virtue of this Section shall be exclusive of any other remedy available to the litigant, and each and every remedy hereunder shall be in addition to all other remedies available at law or in equity.

         12.3     Not Applicable

         12.4     Not Applicable

         12.5     Not Applicable

         12.6     Commitments Binding Only Upon Written Consent.
Notwithstanding any provision herein to the contrary, it is expressly understood and agreed that Employee shall not have the right to make any contracts or commitments for or on behalf of Employer or the Office without the prior written consent of Employer.

         12.7      Not Applicable

         12.8 Waiver. No waiver or modification of this Agreement or any covenant, condition, or limitation herein shall be valid unless in writing and duly executed by the parties hereto, and no evidence of any waiver or modification shall affect this Agreement, or the rights or obligations of any party hereunder, unless such waiver or modification is in writing and duly executed by the parties hereto. The parties hereto further agree that the provisions of this Section may not be waived except as herein set forth.

         12.9 Governing Law; Headings. This Agreement and performance hereunder shall be construed and enforced, and all lawsuits and special proceedings arising out of or related hereto shall be conducted, in accordance with the laws of the State in which services are rendered by Employee pursuant to this Agreement. The Section and Paragraph headings contained herein are for convenient reference only and shall not affect the meaning or interpretation of this Agreement.

         12.10 Blue Lining; Severability. In the event any provision of this Agreement is held to be unenforceable or invalid under the laws of the United States or the State in which services are rendered by Employee pursuant to this Agreement, the parties hereto agree that such provision shall automatically be deemed modified for purposes of performance of this Agreement to the extent necessary to render it lawful and enforceable, or if such modification is not possible without materially altering the intent of the parties hereto, that such provision shall automatically be deemed severed from this Agreement. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance.

         12.11    Not Applicable

         12.12    Not Applicable

         12.13    Not Applicable

         12.14    Not Applicable

         12.15    Not Applicable

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

         12.16     Not Applicable

         12.17     Not Applicable

         12.18     Not Applicable








IN WITNESS WHEREOF, the parties hereto have executed this instrument, or caused its execution by a duly authorized officer, all as of the day and year first above written.

                                      "EMPLOYER"

                                      -----------------------------------
                                      [Name of Employer]

                                      By:
                                           ------------------------------
                                      Name:
                                           ------------------------------
                                      Title:
                                           ------------------------------

                                      Address:

                                      -----------------------------------
                                      -----------------------------------
                                      -----------------------------------


                                      "EMPLOYEE"

                                      -----------------------------------
                                      [Name of Employee]

                                      -----------------------------------
                                      [Signature]

                                      Address:

                                      -----------------------------------
                                      -----------------------------------
                                      -----------------------------------

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